Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Fundrise National For-Sale Housing eFund, LLC of our report dated May 19, 2017, relating to our audit of the balance sheet as of May 4, 2017 and to the reference to our firm under the heading “Experts” in such Regulation A Offering Circular.

McLean, Virginia

August 10, 2017